EXHIBIT 99.50

FOR IMMEDIATE RELEASE
								    [ADT LOGO]
April 24, 1997
								 PRESS RELEASE


ADT Limited ("ADT")

ADT ASKS BERMUDA SUPREME COURT TO DISMISS WESTERN'S LAWSUIT

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Hamilton, Bermuda, April 24, 1997 - ADT Limited (NYSE - ADT) announced today that it has asked the Supreme Court of Bermuda to dismiss the lawsuit filed in Bermuda by Westar Capital, Inc., a subsidiary of Western Resources.

Michael A. Ashcroft, Chairman and Chief Executive Officer of ADT said:

"The lawsuit is a vexatious attempt by Western to try to destabilize ADT's agreed merger with Tyco International Ltd. which offers ADT shareholders superior value to Western's offer. We are confident that the Bermuda Supreme Court will accede to our request and waste no further time on Western's groundless action."

ADT also said that its stated grounds for dismissal are that Western's lawsuit has no basis in law and is frivolous, vexatious and an abuse of the process of the Supreme Court of Bermuda. ADT's legal counsel includes Mr. Robin Potts Q.C., one of the leading authorities on English law and Bermuda law.

CERTAIN ADDITIONAL INFORMATION: ADT Limited (the "Company") will be soliciting proxies against the proposals of Western Resources, Inc. (together with its subsidiaries, "Western") and revocations of proxies previously given to Western for such proposals. The following individuals may be deemed to be participants in the solicitation of proxies and revocations of proxies by the
Company: ADT Limited, Michael A. Ashcroft, John E. Danneberg, Alan B. Henderson, James S. Pasman, Jr., Stephen J. Ruzika, W. Peter Slusser, William
W. Stinson, Raymond S. Troubh and Angela E. Entwistle. As of March 17, 1997, Mr. Ashcroft is the beneficial owner of 11,075,718 of the Company's common shares, Mr. Danneberg is the beneficial owner of 102 of the Company's common shares, Mr. Henderson is the beneficial owner of 621 of the Company's common shares, Mr. Pasman is the beneficial owner of 2,000 of the Company's common shares, Mr. Ruzika is the beneficial owner of 1,157, 405 of the Company's common shares, Mr. Slusser is the beneficial owner of 2,800 of the Company's common shares, Mr. Stinson is the beneficial owner of 3,010 of the Company's common shares, Mr. Troubh is the beneficial owner of 2,500 of the Company's common shares and Ms. Entwistle is the beneficial owner of 29,500 of the Company's common shares. The company has retained Merrill Lynch, Pierce, Fenner & Smith Incoporated ("Merrill Lynch") to act as its financial advisor in connection with Western's proposals. Merrill Lynch is an investment banking firm that provides a full range of financial services for institutional and individual clients. Merrill Lynch does not admit that it or any of its directors, officers or employees is a "participant" as defined in
Schedule 14A ("Schedule 14A") promulgated by the Commission under the Securities Exchange Act of 1934, as amended, in the proxy solicitation, or that such Schedule 14A requires the disclosure of certain financial information concerning Merrill Lynch. In connection with Merrill Lynch's role as financial advisor to the Company, Merrill Lynch and the following investment banking employees of Merrill Lynch may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are shareholders of the Company: Barry Friedberg (Executive Vice President), Richard Johnson (Managing Director), Huston McCollough (Managing Director), Hugh O'Hare (Vice President), Robert Simensky (Vice President) and Paul
Bastone (Associate). In the normal course of its business, Merrill Lynch regularly buys and sells securities issued by the company and its affiliates ("ADT Securities") for its own account and for the accounts of its customers, which transactions may result from time to time in Merrill Lynch and its associates having a net "long" or net "short" position in ADT Securities or option contracts with other derivatives in or relating to ADT Securities. As of February 28, 1997, Merrill Lynch held positions in ADT Securities as principal as follows: (i) net "short" 769,995 of the Company's common shares;
(ii) net "long" $46,000 par amount of 9.25% Guaranteed Senior Subordinated Notes of ADT Operations, Inc. due August 1, 2003; and (iii) net "long" 31,509 Liquid Yield Option Notes of ADT Operations, Inc. due 2010, exchangeable for 889,499 of the Company's common shares.


Contact:
      ADT, Inc.
      561-988-3600


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